Exhibit 99.1

Zynex Reports Third Quarter 2024 Financial Results

ENGLEWOOD, Colo., October 24, 2024 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported its financial and operational results for the third quarter ended September 30, 2024.

Key Third Quarter Highlights and Business Update

●	Q3 2024 orders increased 13% year-over-year.
●	Q3 2024 net revenue of $50.0 million.
●	Q3 2024 net income of $2.4 million; Diluted EPS $0.07.
●	Q3 2024 cash flow from operations of $7.1 million.
●	Received FDA Clearance for new TensWave device

Management Commentary

“In the third quarter of 2024 we continued our steady growth in orders as we positioned the company for long-term profitable growth,” said Thomas Sandgaard, President and CEO of Zynex. “Positive cash flow remains strong and both revenue and earnings were within guidance for the third quarter.

“Our Pain Management division delivered a 13% improvement in orders year-over-year. We continue to see success evolving our pain management division to achieve our strategic goal of diversifying revenue streams through increased orders in orthopedic products. Revenue per sales rep increased 25% year-over-year to approximately $530,000 in the third quarter of 2024. We are working to expedite the onboarding of new sales reps while maintaining a high standard for productivity.

“Our focus on FDA approvals of next-generation devices and new therapy products delivered FDA clearance of our new TensWave device during the quarter. FDA clearance for the new TensWave device builds on our strong legacy of innovation in pain management, providing effective pain relief through TENS (Transcutaneous Electrical Nerve Stimulation) therapy, which has been clinically proven to reduce chronic and acute pain without opioids. We recognized a gap in the market for a high-quality TENS device that meets the specific criteria for insurance reimbursement, and TensWave is our answer to that demand. It complements our flagship multi-modality device, the NexWave, where Interferential current is the main modality and driver of obtaining prescriptions. This device broadens our product portfolio with the potential to become an essential tool for patients suffering from chronic pain conditions, offering them a safe, effective, and drug-free alternative to pain management.

“Looking ahead, we will continue to diversify our pain management revenue stream with the introduction of new therapy products. Aggressive promotion of products from our salesforce will ensure sustained profitable growth. In 2025, we should return to our normal top-line growth in our pain management division of approximately 20%. Taken together, we believe our strategy is positioning us to become the world’s premier provider of holistic, non-invasive approaches to pain management,” concluded Sandgaard.

Third Quarter 2024 Financial Results

Net revenue was $50.0 million for the three months ended September 30, 2024, compared to $49.9 million in the prior year quarter.

Gross profit in the quarter ended September 30, 2024, was $39.8 million, or 80% of revenue, as compared to $40.4 million or 81% of revenue, in 2023.

Sales and marketing expense for the three months ended September 30, 2024, decreased 6% to $20.7 million from $22.1 million for the same period in 2023, primarily due to decreased headcount in the sales force.

General and administrative expenses for the three months ended September 30, 2024, were $15.3 million, versus $12.7 million in the prior year period.

Net income for the three months ended September 30, 2024, totaled $2.4 million, or $0.07 per basic and diluted share, as compared to net income of $3.6 million, or $0.10 per basic and diluted share, in the quarter ended September 30, 2023.

Adjusted EBITDA for the three months ended September 30, 2024, was $5.1 million, as compared to $7.3 million in the quarter ended September 30, 2023.

Cash flows from operations for the three months ended September 30, 2024, was $7.1 million and $10.3 million for the nine months ended September 30, 2024.

As of September 30, 2024, the Company had working capital of $58.5 million. Cash and cash equivalents were $37.6 million at September 30, 2024, up 22% from June 30, 2024.

Fourth Quarter and Full Year 2024 Guidance

Fourth quarter 2024 revenue is estimated to be at least $53.6 million. Fourth quarter Diluted EPS is estimated to be at least $0.09.

The Company expects 2024 net revenue of at least $200 million, a 9% increase from 2023. Diluted EPS is expected to be at least $0.20 per share.

Conference Call and Webcast Details

Thursday, October 24, 2024, at 4:15 PM Eastern Time (2:15 PM Mountain Time)

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: Q3 2024 Webcast Link

U.S. & Canada dial-in number: 800-836-8184

International number: 646-357-8785

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring, receivables adjustment and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. our results of operations and the plans, strategies and objectives for future operations; the timing and scope of any potential stock repurchase; and other similar statements.

Words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “preliminary,” “will,” “would” and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products; the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources; the need to keep pace with technological changes; our dependence on the reimbursement for our products from health insurance companies; our dependence on third party manufacturers to produce our products on time and to our specifications' implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy; market conditions; the timing, scope and possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate fluctuations; and other risks described in our filings with the Securities and Exchange Commission.

These and other risks are described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2023 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statements contained in this press release represent Zynex's views only as of today and should not be relied upon as representing its views as of any subsequent date. Zynex explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Quinn Callanan, CFA or Brian Prenoveau, CFA
MZ Group – MZ North America
ZYXI@mzgroup.us
+949 694 9594

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$37,630	$44,579
Accounts receivable, net	21,623	26,838
Inventory, net	15,708	13,106
Prepaid expenses and other	3,389	3,332
Total current assets	78,350	87,855

Property and equipment, net	3,169	3,114
Operating lease asset	10,510	12,515
Finance lease asset	1,215	587
Deposits	409	409
Intangible assets, net of accumulated amortization	7,476	8,158
Goodwill	20,401	20,401
Deferred income taxes	4,529	3,865
Total assets	$126,059	$136,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$9,282	$8,433
Operating lease liability	3,979	3,729
Finance lease liability	284	196
Income taxes payable	390	633
Accrued payroll and related taxes	5,933	5,541
Total current liabilities	19,868	18,532

Convertible senior notes, less issuance costs	58,320	57,605
Operating lease liability	11,175	14,181
Finance lease liability	923	457
Total liabilities	90,286	90,775

Stockholders’ equity
Common stock	32	33
Additional paid-in capital	92,538	90,878
Treasury stock	(87,186)	(71,562)
Retained earnings	30,389	26,780
Total stockholders’ equity	35,773	46,129
Total liabilities and stockholders’ equity	$126,059	$136,904

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
NET REVENUE
Devices	$14,858	$16,855	$44,803	$42,542
Supplies	35,108	33,060	101,577	94,495
Total net revenue	49,966	49,915	146,380	137,037

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	10,177	9,553	29,446	28,094
Sales and marketing	20,713	22,146	67,319	64,982
General and administrative	15,274	12,731	43,062	35,479
Total costs of revenue and operating expenses	46,164	44,430	139,827	128,555

Income from operations	3,802	5,485	6,553	8,482

Other income (expense)
Gain on disposal of assets	—	37	19	39
Change in fair value of contingent consideration	—	(245)	—	2,855
Interest expense, net	(625)	(327)	(1,767)	(728)
Other income (expense), net	(625)	(535)	(1,748)	2,166

Income from operations before income taxes	3,177	4,950	4,805	10,648
Income tax expense	795	1,356	1,196	2,131
Net income	$2,382	$3,594	$3,609	$8,517

Net income per share:
Basic	$0.07	$0.10	$0.11	$0.24
Diluted	$0.07	$0.10	$0.11	$0.23

Weighted average basic shares outstanding	31,775	35,531	31,960	36,216
Weighted average diluted shares outstanding	32,088	36,103	32,340	36,866

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,609	$8,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,967	1,984
Amortization	1,402	1,078
Non-cash reserve charges	—	(91)
Stock-based compensation	2,345	1,621
Non-cash lease expense	(750)	568
Benefit for deferred income taxes	(664)	(1,473)
Change in fair value of contingent consideration	—	(2,855)
Gain on disposal of assets	(19)	(39)
Change in operating assets and liabilities:
Short-term investments	—	(114)
Accounts receivable	5,215	1,775
Prepaid and other assets	106	(826)
Accounts payable and other accrued expenses	1,161	3,312
Inventory	(4,096)	(2,071)
Deposits	—	182
Net cash provided by operating activities	10,276	11,568

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(362)	(630)
Purchase of short-term investments	—	(9,810)
Proceeds on sale of fixed assets	—	50
Net cash used in investing activities	(362)	(10,390)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(203)	(95)
Cash dividends paid	(9)	(1)
Purchase of treasury stock	(15,625)	(24,402)
Excise tax payments on net treasury stock purchases	(473)	—
Proceeds from issuance of convertible senior notes, net of issuance costs	—	57,018
Proceeds from the issuance of common stock on stock-based awards	13	33
Principal payments on long-term debt	—	(10,667)
Taxes withheld and paid on equity awards	(566)	(691)
Net cash (used in) provided by financing activities	(16,863)	21,195
Net (decrease) increase in cash	(6,949)	22,373
Cash and cash equivalents at beginning of period	44,579	20,144
Cash and cash equivalents at end of period	$37,630	$42,517

ZYNEX, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted EBITDA:
Net income	$2,382	$3,594	$3,609	$8,517
Depreciation and Amortization*	478	401	1,369	1,237
Stock-based compensation expense	770	654	2,345	1,620
Interest expense and other, net	625	290	1,748	689
Change in fair value of contingent consideration	—	245	—	(2,855)
Non-cash lease expense**	—	751	—	978
Income tax expense	795	1,356	1,196	2,131
Adjusted EBITDA	$5,050	$7,291	$10,267	$12,317
% of Net Revenue	10%	15%	7%	9%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Amount expensed in excess of cash payments due to abated rent.